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                                                                  EXHIBIT 10(mm)


                            CENTERPOINT ENERGY, INC.
                  SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

         The following is a summary of compensation paid to the non-employee directors of CenterPoint Energy, Inc. (the "Company") effective June 2, 2005. For additional information regarding the compensation of the non-employee directors, please read the definitive proxy statement relating to the Company's 2006 annual meeting of shareholders to be filed pursuant to Regulation 14A.

     o   Annual retainer fee of $50,000 for Board membership;

     o   Fee of $1,500 for each Board meeting attended;

     o   Fee of $2,000 for each Audit Committee meeting attended;

     o   Fee of $1,500 for each meeting of any other Board committee attended;

     o Supplemental annual retainer of $10,000 for serving as a chairman of the Audit Committee; and

     o Supplemental annual retainer of $5,000 for serving as a chairman of any other Board committee.

      The Chairman receives the compensation payable to other non-employee directors plus supplemental compensation pursuant to a letter agreement with the Company incorporated by reference to Exhibit 10(w) to the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

      Stock Grants. Each non-employee director also receives an annual grant of up to 5,000 shares of CenterPoint Energy common stock which vest in one-third increments on the first, second and third anniversaries of the grant date. Upon the initial nomination to the Board, in addition to the annual grant, a non-employee director may be granted a one-time grant of up to but not exceeding 5,000 shares of CenterPoint Energy common stock.

      Deferred Compensation Plan. Directors may elect each year to defer all or part of their annual retainer fees and meeting fees. Directors participating in these plans may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral up to the year in which they reach age 70, (ii) a lump sum distribution payable in the year after they reach age 70 or upon leaving the Board of Directors, whichever is later, or (iii) 15 annual installments beginning on the first of the month coincident with or next following age 70 or upon leaving the Board of Directors, whichever is later.

      Director Benefits Plan. Non-employee directors elected to the Board before 2004 participate in a director benefits plan under which a director who serves at least one full year will receive an annual cash amount equal to the annual retainer (excluding any supplemental retainer) in effect when the director terminates service. Benefits under this plan begin the January following the later of the director's termination of service or attainment of age 65, for a period equal to the number of full years of service of the director.

      Executive Life Insurance Plan. Non-employee directors who were elected to the Board before 2001 participate in CenterPoint Energy's executive life insurance plan. This plan provides endorsement split-dollar life insurance with a death benefit equal to six times the director's annual retainer, excluding any supplemental retainer, with coverage continuing after the director's termination of service at age 65 or later. Directors elected to the Board after 2000 may not participate in this plan.